KINGSWAY ANNOUNCES FIRST QUARTER 2014 RESULTS

Toronto, Ontario (May 8, 2014) - (TSX: KFS, NYSE: KFS) Kingsway Financial Services Inc. (“Kingsway” or the “Company”) today announced its operating results for the first quarter ended March 31, 2014. All amounts are in U.S. dollars unless indicated otherwise.

Management Comments
Larry G. Swets, Jr., the Company’s President and Chief Executive Officer, stated, “We are pleased to report a quarterly result that provides further evidence of turning the corner we discussed in the shareholder letter. During the quarter we eliminated our senior debt, raised capital and completed the IPO of our former wholly owned subsidiary, 1347 Property Insurance Holdings, Inc. As importantly, the improvement in the adjusted operating income of our segments provides the foundation for further value creation.”

Mr. Swets continued, “The turnaround in the Insurance Underwriting segment is an important milestone for the Company and reflects a significant amount of effort from the team dedicated to writing profitable premium. This stability will allow us to accelerate other merchant banking activity.”

Operating Results
The Company reported net loss of $1.0 million for the first quarter of 2014, compared to net loss of $17.3 million for the prior-year period. The Company also reported adjusted operating income, a non-U.S. GAAP measure defined below, of $2.7 million for the first quarter of 2014, compared to adjusted operating loss of $0.2 million for the prior-year period. The Company looks at adjusted operating income (loss) as a way of assessing the profitability and progress of the subsidiaries in its Insurance Underwriting and Insurance Services segments.
Following are highlights of Kingsway’s first quarter of 2014:

•	The Insurance Underwriting segment recorded operating income of $0.3 million for the first quarter of 2014, compared to operating loss of $3.0 million in the prior-year period.

•	The Insurance Services segment recorded operating income of $1.9 million for the first quarter of 2014, flat from $1.9 million in the prior-year period.

•	Net investment income of $0.4 million was recorded in the first quarter of 2014, compared to $0.6 million in the prior-year period.

•	Net realized gains of $0.0 million were recorded in the first quarter of 2014, compared to net realized losses of $1.4 million in the prior-year period.

•
Net loss of $3.6 million not allocated to any segment was recorded in the first quarter of 2014, compared to net loss of $15.4 million in the prior-year period. The 2014 result includes gain on change in fair value of debt of $0.6 million, compared to loss on change in fair value of debt of $9.0 million in the prior-year period.

•
Book value has increased from $2.25 per share at December 31, 2013 to $2.69 per share at March 31, 2014. The Company also carries a valuation allowance, in the amount of $17.25 per share at March 31, 2014, against the deferred tax asset, primarily related to its loss carryforwards.

For a detailed discussion of Kingsway’s earnings for the first quarter ended March 31, 2014 as well as other important information, please refer to our Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission on May 8, 2014. Our Annual Letter to Shareholders may be accessed at the Company’s website or directly at http://bit.ly/kfs2013.

About the Company
Kingsway is a holding company functioning as a merchant bank with a focus on long-term value-creation. The Company owns or controls stakes in several insurance industry assets and utilizes its subsidiaries, 1347 Advisors LLC and 1347 Capital LLC, to pursue opportunities acting as an advisor, an investor and a financier. The common shares of Kingsway are listed on the Toronto Stock Exchange and the New York Stock Exchange under the trading symbol “KFS.”

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2014	2013
Revenues:
Net premiums earned	$31,920	$28,068
Service fee and commission income	14,724	13,124
Net investment income	413	580
Net realized gains (losses)	39	(1,409)
Other income	2,071	2,218
Total revenues	49,167	42,581
Expenses:
Loss and loss adjustment expenses	21,061	21,831
Commissions and premium taxes	6,553	6,712
Cost of services sold	856	—
General and administrative expenses	18,524	19,604
Restructuring expense	20	780
Interest expense	1,433	1,833
Amortization of intangible assets	414	558
Contingent consideration expense	267	155
Total expenses	49,128	51,473
Income (loss) before gain (loss) on change in fair value of debt, loss on disposal of subsidiary, loss on buy-back of debt, equity in net income of investee and income tax expense (benefit)	39	(8,892)
Gain (loss) on change in fair value of debt	563	(8,951)
Loss on disposal of subsidiary	(1,242)	—
Loss on buy-back of debt	—	(24)
Equity in net income of investee	—	255
Loss before income tax expense (benefit)	(640)	(17,612)
Income tax expense (benefit)	366	(276)
Net loss	(1,006)	(17,336)
Less: net income attributable to noncontrolling interests in consolidated subsidiaries	653	95
Less: dividends on preferred stock	53	—
Net loss attributable to common shareholders	$(1,712)	$(17,431)
Loss per share – net loss attributable to common shareholders:
Basic:	$(0.10)	$(1.33)
Diluted:	(0.10)	(1.33)
Weighted average shares outstanding (in ‘000s):
Basic:	16,430	13,149
Diluted:	16,430	13,149

Consolidated Balance Sheets
(in thousands, except per share data)

	March 31, 2014		December 31, 2013
	(unaudited)
Assets
Investments:
Fixed maturities, at fair value (amortized cost of $50,778 and $53,455, respectively)	$51,456		$54,151
Equity investments, at fair value (cost of $5,103 and $3,554, respectively)	9,982		7,137
Limited liability investments	4,701		4,406
Other investments, at cost which approximates fair value	2,000		3,000
Short-term investments, at cost which approximates fair value	401		501
Total investments	68,540	—	69,195
Cash and cash equivalents	72,080		98,589
Investment in investee	7,661		—
Accrued investment income	1,096		614
Premiums receivable, net of allowance for doubtful accounts of $1,839 and $2,123, respectively	32,609		32,035
Service fee receivable, net of allowance for doubtful accounts of $245 and $0, respectively	22,622		19,012
Other receivables, net of allowance for doubtful accounts of $1,061 and $1,062, respectively	5,106		4,097
Reinsurance recoverable	7,569		10,335
Prepaid reinsurance premiums	148		6,816
Deferred acquisition costs, net	12,559		12,392
Property and equipment, net of accumulated depreciation of $15,894 and $15,848, respectively	1,671		1,662
Goodwill	10,588		10,588
Intangible assets, net of accumulated amortization of $18,997 and $18,583, respectively	48,504		48,918
Other assets	3,525		4,039
Asset held for sale	6,347		6,347
Total Assets	$300,625		$324,639
Liabilities and Shareholders' Equity

Liabilities:
Unpaid loss and loss adjustment expenses:
Property and casualty	$77,285		$84,534
Vehicle service agreements	3,128		3,128
Total unpaid loss and loss adjustment expenses	80,413		87,662
Unearned premiums	40,979		48,577
Reinsurance payable	145		1,033
LROC preferred units, at fair value	14,291		14,854
Senior unsecured debentures, at fair value	—		14,356
Subordinated debt, at fair value	28,471		28,471
Deferred income tax liability	4,456		4,173
Deferred service fees	49,262		48,788
Income taxes payable	921		2,984
Accrued expenses and other liabilities	37,538		36,821
Total Liabilities	$256,476		$287,719
Shareholders' Equity:
Class A preferred stock, no par value; unlimited number authorized; 262,876 and zero issued and outstanding at March 31, 2014 and December 31, 2013, respectively	$6,402		$—
Common stock, no par value; unlimited number authorized; 16,429,761 and 16,429,761 issued and outstanding at March 31, 2014 and December 31, 2013, respectively	—		—
Additional paid-in capital	325,427		324,803
Accumulated deficit	(300,640)		(298,930)
Accumulated other comprehensive income	10,973		9,601
Shareholders' equity attributable to common shareholders	42,162		35,474
Noncontrolling interests in consolidated subsidiaries	1,987		1,446
Total Shareholders' Equity	44,149		36,920
Total Liabilities and Shareholders' Equity	$300,625		$324,639

Non-U.S. GAAP Financial Measures
Operating Income (Loss)

Operating income (loss) represents one measure of the pretax profitability of our segments and is derived by subtracting direct segment expenses from direct segment revenues. Please refer to the section entitled “Non-U.S. GAAP Financial Measures” in the Management’s Discussion and Analysis section of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 for a detailed description of this non-U.S. GAAP measure.
Adjusted Operating Income (Loss)

Adjusted operating income (loss) represents another measure used by the Company to assess the profitability of our segments. Adjusted operating income (loss) is computed by adding to operating income (loss) the net investment income, net realized gains and depreciation attributable to our segments. A reconciliation of operating income (loss) and adjusted operating income (loss) to net loss for the three months ended March 31, 2014 and 2013 is presented below:

(in thousands)	Three months ended March 31,
	2014	2013
Operating income (loss)	2,171	(1,129)
Net investment income of segments	263	281
Net realized gains of segments	39	309
Depreciation of segments	255	356
Adjusted operating income (loss)	2,728	(183)
Net investment income not included in adjusted operating income (loss)	151	299
Net realized gains (losses) not included in adjusted operating income (loss)	—	(1,718)
Other income and expenses not allocated to segments, net	153	(4,388)
Depreciation of segments	(255)	(356)
Stock based compensation expense, net of forfeitures	(624)	—
Interest expense	(1,433)	(1,833)
Amortization of intangible assets	(414)	(558)
Contingent consideration expense	(267)	(155)
Gain (loss) on change in fair value of debt	563	(8,951)
Loss on disposal of subsidiary	(1,242)	—
Loss on buy-back of debt	—	(24)
Equity in net income of investee	—	255
Loss before income tax (expense) benefit	(640)	(17,612)
Income tax (expense) benefit	(366)	276
Net loss	(1,006)	(17,336)

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects”, “believes”, “anticipates”, “intends”, “estimates”, “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Kingsway management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements, including, without limitation, our potential inability to complete the proposed private placement. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, please refer to the section entitled “Risk Factors” in the Company’s 2013 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise.

Additional Information
Additional information about Kingsway, including a copy of its 2013 Annual Report and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, can be accessed on the Canadian Securities Administrators’ website at www.sedar.com, on the EDGAR section of the U.S. Securities and Exchange Commission’s website at www.sec.gov or through the Company’s website at www.kingsway-financial.com.